UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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LEVI STRAUSS & CO.

1155 Battery Street

San Francisco, CA 94111

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2024

The following information supplements the definitive proxy statement (the “Proxy Statement”) of Levi Strauss & Co. (“LS&Co.,” “we,” “us” or “our”) furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “Commission”).

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Dear Levi Strauss & Co. Shareholder,

Following the release of an advisory report by the proxy advisory firm Institutional Shareholder Services on April 4, 2024, regarding the 2024 Annual Meeting, we are providing the following additional information regarding our executive compensation program discussed in the Compensation Discussion and Analysis section of the Proxy Statement. In light of the rationale described in the Proxy Statement, and the additional information set forth in this supplement, LS&Co. reiterates its recommendation to vote FOR Item 2 – the Advisory Vote on Executive Compensation (the “Say on Pay Proposal”).

Performance-Based Compensation

Over 85% of our President and CEO's compensation is tied to annual or long-term company performance.

Because fiscal year 2023 results were below LS&Co.’s expectations, Mr. Bergh’s AIP payout was 64% ($1.7 million) of target, which was lower than the prior year. Long-term incentive grants, on the other hand, are forward-looking, intended to reward sustained growth in shareholder value. Actual realized value from those grants, if any, is dependent on company performance including key financial metrics and ultimately share price over a longer horizon. The PRSUs granted in fiscal year 2021 and vesting in fiscal year 2023 had a 76% payout, which was below target primarily based on relative TSR. The vesting on our annual long-term incentive awards occurs over several years and the term during which stock appreciation rights can be exercised is ten years, reflecting that LS&Co.'s perspective on shareholder value creation, particularly in a relative basis to peers, transcends any particular, shorter period of comparison.

Mr. Bergh produced exceptional gains during his 12-year tenure leading LS&Co., culminating in a successful CEO transition to Ms. Gass accomplished during fiscal year 2023. The Compensation and Human Capital Committee believes that LS&Co.'s performance-based pay philosophy, including the benchmarking and market-competitiveness of the mix and overall level of compensation for our President and CEO, delivered fully appropriate levels of realized compensation for Mr. Bergh over this time.

This is in complete alignment with the interests of our shareholders. The Committee has and continues to consistently apply this philosophy in our executive pay decisions, with guidance from independent outside advisors.

Temporary Shift in AIP Approach

Prior to the COVID-19 pandemic, LS&Co. calculated AIP bonus payments based 75% on the financial performance of LS&Co. and 25% on individual performance. In fiscal year 2020, the adverse impacts of the pandemic and certain geopolitical events made it difficult for LS&Co., as well as many companies within the sector, to forecast and establish financial goals during a period of unprecedented market volatility and uncertainty. As with most companies at the time, we re-assessed our approach to our annual incentive bonus program to help ensure we could appropriately motivate, engage, and retain our executives and employees on critical financial and strategic priorities. As a result, beginning with fiscal year 2021, LS&Co. temporarily shifted its approach and began (i) weighting financial performance of LS&Co. and individual performance equally (both at 50% weighting) and (ii) measuring performance over two 6-month periods for company-wide financial performance rather than the historical 12-month periods. We believe these changes were critical in affording us the flexibility to adjust for extreme changes to the economic and geopolitical climate when implementing our AIP during fiscal years 2021 through 2023.

With respect to fiscal year 2023, the portion of the AIP payout that is tied to individual performance is based on individual objectives that may be either financial or non-financial and that we believe are critical to supporting our overall business strategy, culture or competitive differentiation. For example, AIP objectives for our then CEO and President were designed to incentivize a smooth and successful CEO transition at a critical juncture and to incentivize our executives to focus on, and successfully execute, our strategic priorities, such as our Brand Led, DTC First, and diversification strategies. Despite being subjective in nature, the assessment of performance for the CEO and other NEOs is rigorous and based on objective data, and accountability for attaining meaningful results during the year is critical to the evaluation performed by the Compensation and Human Capital Committee and the Nominating, Governance and Corporate Citizenship Committee. Fiscal year 2023 AIP payouts reflect the accomplishments of our named executive officers in advancing these strategic priorities.

The Compensation and Human Capital Committee has carefully deliberated and, after considering and weighing all of the facts, determined that LS&Co. will return to weighting the executive leadership team's AIP bonus payments based 75% on the financial performance of LS&Co. and 25% on individual performance in fiscal year 2024, significantly decreasing the portion of annual incentives based on individual performance. LS&Co. will also return to utilizing 12-month performance periods in fiscal year 2024.

Make-Whole Awards to Ms. Gass Calibrated to Actual Forfeited Compensation

As disclosed in the Proxy Statement and LS&Co.’s Current Report on Form 8-K, filed with the Commission on November 8, 2022, to compensate Ms. Gass for compensation forfeited (which has an approximate value of $25.5 million) as a result of her separation from her prior employer, Kohl’s Department Stores, Inc. and Kohl’s Corporation (“Kohl’s”), she received a one-time signing bonus of $8,100,000 payable 90 days following her start date and subject to continued employment through the payment date. Ms. Gass also received a one-time RSU award with a grant date fair market value of $8,100,000, which vested in two equal installments at six months and 12 months following the effective date of the employment agreement, as well as a one-time SAR grant with a grant date fair market value of $8,100,000, 50% of which vested one year following the effective date of the employment agreement and the remainder of which vests in two 25% installments on the subsequent two anniversaries following the effective date of the employment agreement. The signing bonus and one-time equity awards (with an aggregate grant date value of $24.3 million) are subject to her continued employment through each vesting date and subject to an obligation to repay or return all or part of such sign-on payments and awards in certain circumstances, including certain separations from service and certain changes in the value of prior awards upon which the value of the sign-on equity awards was based (as described further below).

The size and timing of the one-time awards and grants were specifically designed to replace and offset the total value of forfeited equity upon leaving Kohl’s, including the significant anticipated value of near-term vesting and payouts of performance-based awards expected to be earned at the end of the three-year performance period ending on December 31, 2022. We provide more details on the estimated value of forfeited equity holdings and the associated sign-on actions in the graphic below.

The signing bonus and RSU award were computed based upon a 200% vesting of Kohl’s Performance Stock Units awarded to Ms. Gass in 2020 and were structured such that they would be reduced proportionally in the event vesting was lower than 200%. If Kohl’s 2020 PSUs vested below 200% (as reported in Kohl’s 2023 proxy statement), within 60 days of the filing of such proxy statement, the signing bonus and one-time RSU award were to be adjusted by the amount that was the difference between the 200% target and the actual vesting percentage. Such adjustment would have been implemented by reducing or forfeiting, as applicable, in equal parts the signing bonus and the RSU award in the order of next RSUs to vest. Kohl’s 2023 proxy statement disclosed that the Performance Stock Units granted in 2020 vested at 200%, therefore there was no reduction to Ms. Gass’ signing bonus or one-time RSU award.

Furthermore, the fact that Ms. Gass received 1/3 of the value of her sign-on awards in SARs instead of RSUs, which unlike RSUs have no intrinsic value at grant and only capture future stock price appreciation, fosters alignment of the value of a significant portion of her one-time awards with the performance of LS&Co.

The Compensation and Human Capital Committee believed these make-whole awards were necessary to attract an executive of Ms. Gass’ talent and abilities and were carefully designed to offset forfeited compensation, in addition to ensuring appropriate retention and performance.

Shareholder and Other Proxy Advisory Support

We take the views of our shareholders seriously. We believe the principles of our executive compensation program are strongly supported by our shareholders, as evidenced by the fact that since LS&Co.’s initial public offering in 2019, our say-on-pay vote has received on average the support of 99.75% of votes cast.

We also note that the proxy advisory firm Glass Lewis has recommended that shareholders vote FOR the Say on Pay Proposal.

Our executive compensation philosophy, which applies to all members of our executive leadership team, has three key objectives: (i) attract, motivate and retain high performing talent in an extremely competitive marketplace; (ii) deliver competitive compensation for the achievement of annual and long-term results; and (iii) align the interests of our executives with those of our shareholders, with a majority of executive compensation “at risk.” We remain proud of the many best practices we have incorporated into our compensation programs over the years to achieve these objectives, reward performance and align executives’ interests with those of our shareholders.

We urge you to vote FOR Item 2 - the Advisory Vote on Executive Compensation.